EXHIBIT 10.8

GOODWILL PROTECTION AGREEMENT

THIS GOODWILL PROTECTION AGREEMENT is made effective the 26th day of March, 2008, between APOTHECARYRX, LLC, an Oklahoma limited liability company (the “Buyer”) and GARY NICHOLS, an individual (the “Seller”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Pharmacy Purchase Agreement dated effective March 24, 2008, (the “Purchase Agreement”) among the Buyer, the Seller and Pendergraft Drugs, Inc., the Buyer purchased the Seller’s pharmacy business located in Oklahoma City, Oklahoma (the “Business”) for a sum in excess of $550,000.00;

WHEREAS, the Seller has operated the Business for numerous years during which time the Seller has built a strong patronage which is the predicate on which the Seller’s Business is based;

WHEREAS, the Seller has partnered with the owner of Newt’s Discount Pharmacy located at 102 W. Noble Ave., Guthrie, OK 73044 (“ND Pharmacy”) which pharmacy is also being purchased by the Buyer at the same time as the Business; and

WHEREAS, to induce the Buyer to perform the Purchase Agreement and to protect the goodwill purchased by the Buyer in the Business, the Seller has agreed to execute, deliver and perform this Goodwill Protection Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Noncompetition Covenant.  The Seller agrees as follows:

1.1.

For the five (5) year period beginning on the date of this Goodwill Protection Agreement, the Seller agrees that the Seller, the Seller’s affiliates and any person receiving a portion of the Purchase Price under the Purchase Agreement will not undertake any plan, program or effort designed or intended to, directly or indirectly, contract or provide, solicit or offer to prepare, dispense or sell at retail any pharmacy, prescription or over the counter drugs or pharmaceuticals (the “Pharmacy Services”) to any person and the family members of any person, or any entity and the affiliates of any entity, who acquired Pharmacy Services within the past five (5) years from the Business.

1.2.

For the five (5) year period beginning on the date of this Goodwill Protection Agreement, the Seller agrees that the Seller, the Seller’s affiliates and any person receiving a portion of the Purchase Price under the Purchase Agreement will not, directly or indirectly, conduct any Pharmacy Business in Oklahoma County, Oklahoma or Logan County, Oklahoma.

1.3.

For the five (5) year period beginning on the date of this Goodwill Protection Agreement, the Seller agrees that the Seller, the Seller’s parents, subsidiaries, affiliates and shareholders and any person receiving a portion of the Purchase Price under the Purchase Agreement will not, directly or indirectly, conduct any Pharmacy Business within twenty (20) miles of the location of the Business.

1.4.

For the five (5) year period beginning on the date of this Goodwill Protection Agreement, the Seller agrees that the Seller, the Seller’s parents, subsidiaries, affiliates and shareholders and any person receiving a portion of the Purchase Price under the Purchase Agreement will not, directly or indirectly, conduct any Pharmacy Business within twenty (20) miles of the location of the ND Pharmacy.

For purposes of this Goodwill Protection Agreement, the term “Pharmacy Business” means:  owning, managing, operating, controlling, engaging in or being connected with as a partner, investor, stockholder, creditor, guarantor, advisor, employee, independent contractor or consultant, the business of offering, soliciting, conducting or providing Pharmacy Services.  The Seller’s employment with the Buyer will not violate the terms of this Agreement.

2.             Separate Covenants.  This Goodwill Protection Agreement will be deemed to consist of a series of separate covenants independent from any provision of the Purchase Agreement.  The Seller expressly agrees that the character, duration and geographical scope of this Goodwill Protection Agreement are reasonable in light of the circumstances as existing on the date of this Goodwill Protection Agreement.  However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Goodwill Protection Agreement is unreasonable in light of the circumstances as then existing or existing at the execution of this Goodwill Protection Agreement, then it is the intention and the agreement of the Seller and the Buyer that this Goodwill Protection Agreement be construed by the court and given effect in such a manner as to impose only the restrictions on the conduct of the Seller which are reasonable in light of the circumstances as then existing and as are necessary to assure the Buyer of the intended benefit of this Goodwill Protection Agreement.  If, in any judicial proceeding, a court refuses to enforce all of the separate covenants deemed included herein because, taken together such covenants are more extensive than necessary to assure the Buyer of the intended benefit of this Goodwill Protection Agreement, it is expressly understood and agreed between the parties that those covenants not to be enforced in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

3.             Periodic Payments.  As additional consideration for the Seller’s execution, delivery and performance of this Goodwill Protection Agreement, the Buyer agrees to pay to the Seller sixty (60) monthly payments each in the amount of $916.66.  The monthly payments will commence on May 1, 2008, and be made on the 1st day of each month thereafter through and including April 1, 2013.  Each such payment will be sent by regular mail to the addresses provided under Paragraph 6.1 of this Goodwill Protection Agreement.  The Buyer will be in default if (i) a monthly payment is not delivered to the Seller within five (5) days of its due date and (ii) such payment has not been delivered ten (10) days after the Buyer’s receipt of notice of non-payment.

4.             Default by Seller.  If the Seller fails to perform any obligation contained in this Goodwill Protection Agreement, the Purchase Agreement or any instrument entered into in connection therewith, the Buyer will serve written notice to the Seller specifying the nature of such default and demanding performance.  If such default has not been cured within five (5) business days after receipt of such default notice, the Buyer will be entitled to demand specific performance, suspend performance of any obligation under this Goodwill Protection Agreement, the Purchase Agreement or any instrument entered into in connection therewith, or exercise all remedies available at law or in equity.  Given the nature of the Pharmacy Business, the parties acknowledge and agree that the goodwill sold by the Seller and purchased by the Buyer cannot be protected if the provisions of this Goodwill Protection Agreement are not strictly enforced.  Accordingly, the parties acknowledge and agree that if there is a breach by the Seller of the provisions of this Goodwill Protection Agreement, money damages alone will not be adequate and the Buyer will be entitled to an injunction restraining the Seller from violating the provisions of this Goodwill Protection Agreement.  In addition to the foregoing and any other remedies available to the Buyer, at law or in equity, in the event the Seller is in default and the Buyer is diligently pursuing a judicial remedy, the periods specified in paragraphs 1.1, 1.2 and 1.3 will be tolled until the conclusion of the judicial action (the “Tolling Period”) and such periods will be automatically extended by the number of days elapsed during the Tolling Period.  The remedies provided by this Goodwill Protection Agreement are cumulative and will not exclude any other remedy to which a party might be entitled under this Goodwill Protection Agreement.  In the event, a party elects to selectively and successively enforce such party’s rights under this Goodwill Protection Agreement, such action will not be deemed a waiver or discharge of any other remedy.

5.             Default by Buyer.  If the Buyer defaults in the payments under this Agreement or the Promissory Note delivered to the Seller pursuant to the Purchase Agreement, then (i) the Seller’s obligations under this Agreement will immediately terminate, (ii) the remaining payments due under paragraph 3 will be accelerated and will be immediately due and payable, and (iii) the Seller may exercise all remedies available at law or in equity to collect the remaining balance due.

6.             Miscellaneous.  It is further agreed as follows:

6.1.

Notices.  Except as expressly provided herein, any notice, demand or communication required or permitted to be given by any provision of this Goodwill Protection Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

To the Buyer:	ApothecaryRx, LLC
C/o Mr. Lewis P. Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, Minnesota 55416
	Fax:	(763) 647-1137

With a copy to:	Michael Meleen, Esquire
Commercial Law Group, P.C.
210 Park Avenue, Suite 700
Oklahoma City, Oklahoma 73102
	Fax:	(405) 232-5553

To the Seller:	Gary Nichols
1900 N. Classen Ave.
Oklahoma City, Oklahoma 73106
	Fax:	(405) 310-2532

With a copy to:	Robert F. Morgan, Jr.
1900 NW Expressway, Suite 450
Oklahoma City, Oklahoma 73118
	Fax:	(405) 840-5183

6.2.

Severability. If any clause or provision of this Goodwill Protection Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Goodwill Protection Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

6.3.

Entire Agreement. This Goodwill Protection Agreement, together with the Purchase Agreement and the other instruments executed in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein. Neither this Goodwill Protection Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by an instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

6.4.

Attorneys’ Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Goodwill Protection Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing party.

6.5.

Waiver. Waiver of performance of any obligation or term contained in this Goodwill Protection Agreement by any party, or waiver by one party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Goodwill Protection Agreement or a future waiver of the same obligation or a waiver of any future default.

6.6.

Assignment. The Buyer may assign all or any portion of its rights hereunder to: (a) any other entity or person which at any time controls or is under common control with the Buyer, or (b) any entity or person which acquires all or any portion of the Business.

6.7.

Governing Law.  This Goodwill Protection Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma, regardless of any applicable principles of conflicts of law.

[Signature Pages Follow]

SIGNATURE PAGE TO GOODWILL PROTECTION AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

/S/GARY NICHIOLS
GARY NICHOLS, individually

(the “Seller”)

SIGNATURE PAGE TO GOODWILL PROTECTION AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

APOTHECARYRX, LLC,
an Oklahoma limited liability company

By	/S/LEWIS P. ZEIDNER
Lewis P. Zeidner, President